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                                                                     Exhibit 3.2
                          SECOND AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                           FIELDWORKS, INCORPORATED

     The following Second Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Amended and Restated Articles of Incorporation and all amendments thereto:

                               ARTICLE 1.  NAME
                               ----------------

          The name of the corporation is FieldWorks, Incorporated.

                         ARTICLE 2.  REGISTERED OFFICE
                         -----------------------------

          The address of the registered office of the corporation is 9961 Valley View Road, Eden Prairie, Minnesota 55344.

                         ARTICLE 3.  AUTHORIZED SHARES
                         -----------------------------

          The total number of shares of capital stock which the corporation is authorized to issue shall be 35,000,000 shares, consisting of 30,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 5,000,000 shares of undesignated preferred stock, par value $.001 per share ("Preferred Stock"). The board of directors of the corporation is hereby authorized to provide, by resolution or resolutions adopted by such board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the designation and number of shares of each such class or series, and to fix the relative rights and preferences of the shares of each such class or series, all to the full extent permitted by the Minnesota Business Corporation Act, Section 302A.401, or any successor provision.

                       ARTICLE 4.  NO CUMULATIVE VOTING
                       --------------------------------

          No holder of shares of capital stock of the corporation shall have any cumulative voting rights.

                       ARTICLE 5.  NO PREEMPTIVE RIGHTS
                       --------------------------------

          The shareholders of the corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the corporation.
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                        ARTICLE 6.  DIRECTOR LIABILITY
                        ------------------------------

          To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article 6 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                    ARTICLE 7.  WRITTEN ACTION BY DIRECTORS
                    ---------------------------------------

          Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number and type of directors that would be required to take the same action at a meeting of the Board of Directors of the corporation at which all of the directors were present.


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